Exhibit 99.1

Force Protection, Inc.

Second Quarter 2009 Earnings

August 10, 2009

Operator:                              Greetings and welcome to the Force Protection, Inc. Second Quarter 2009 Earnings Conference Call.  At this time all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, James Palczynski of Integrated Corporate Relations.  Thank you, Mr. Palczynski.  You may begin.

James Palczynski:              Thank you.  Good afternoon, everybody and thank you for joining us.  Before we get started with this afternoon’s conference call I’d like to read the company’s Safe Harbor language for you.

Certain statements in today’s call contain forward-looking statements that are not historical facts, including statements about beliefs and expectations.  These statements are based on beliefs and assumptions of Force Protection’s management and on information currently available to management.  These forward-looking statements include, among other statements, the growth and demand for our vehicles, including the tactical support vehicle, the ForceArmorTM kits, the Buffalo, and the M-ATV Cheetahs, and expectations about delivering the Buffalo vehicle to the US Army and other customers, our projected timing for the delivery of completed vehicles, our plans to sell the M-ATV Cheetah vehicles in inventory, our ability to develop new technologies and products and the effectiveness of these technologies and products, the execution of our business strategy and strategic transformation, including our ability to right-size our manufacturing base, our cost reduction initiatives, the diversification of the range of product offerings, and the development of our Total Life Cycle Support Systems, and our expected financial and operating results including revenues and cash flow for future periods.

Forward-looking statements speak only as of the date they are made and we undertake no obligation to update any of them publicly in light of new information or future events.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include but are not limited to the ability to effectively manage the risks in our business, the ability to develop new technologies and products, and the acceptance of these technologies and products, the ability to obtain new orders for our vehicles and products, the impact of the rate of operations in Iraq and Afghanistan, our ability to identify and

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remedy our internal control weakness, and deficiencies and other risks and factors and cautionary statements listed in our periodic reports filed with the Securities and Exchange Commission, including the risks set forth in our annual report on Form 10-K for the year ended December 31, 2008 and as updated in the quarterly report filed on Form 10-Q for the period ending June 30, 2009.

With that concluded I would now like to turn the call over to Michael Moody, Force Protection’s Chief Executive Officer.

Michael Moody:                   Thank you, James.  Good afternoon and thank you for joining us on our second quarter 2009 earnings call.  With me today are Charlie Mathis, our Chief Financial Officer and Randy Hutcherson, Executive Vice President Programs, Global Sales, and Business Development.

I’d like to start with the second quarter 2009 results and our expected results for the remainder of 2009.  I will then present some perspectives on the outcome of the M-ATV competition.  Charlie Mathis will then discuss the details of the financial results for the second quarter and then I’ll ask Randy Hutcherson to highlight some key business development opportunities.  I’ll conclude by commenting on the strategic direction of Force Protection.  When we’ve completed these remarks we will, of course open up the call to your questions.

First, the results for the second quarter of 2009.  Obviously we’re not pleased with the break-even results of this quarter.  The quarter was negatively impacted by two significant items.  First, expenses were incurred in this quarter of approximately $8 million related to the M-ATV competition.  In addition, shipments of our current production vehicles, the Buffalo and the Wolfhound, were less than we expected for this quarter.  Both of these items negatively impacted our gross margin and operating expenses for the quarter, and Charlie will discuss that in more detail.

Although our vehicle shipments were less than we expected, this quarter did show continued strength in our service and support revenues.  As we move into the second half of 2009 we expect to generate significant revenue from delivery of Wolfhound and Buffalo vehicles.  By the end of 2009 we anticipate delivering all of the 98 Wolfhound vehicles on order and are now producing Buffalos at a record production level.  In addition, the independent suspension upgrades and other support service and products are expected to generate strong revenues in the third and fourth quarters.

I indicated to shareholders on our call in March of this year that the 2009 revenues will be more broadly based on upgrades and enhancements, service, and support and as we move through the transformation of Force Protection, we expect that revenues and results will be somewhat uneven.  We saw evidence of this unevenness in the second quarter, but with an expectation of strong revenue in the second half and a focus on managing our costs, the last two quarters should be the strongest for this year.

We did not win the M-ATV competition.  Oshkosh provided a very good vehicle, and obviously we’ve undertaken a deep dive into our submission and the submission process to understand what we should learn.  There are things we could have done better and we will in the future.  And we are examining our relationship with General Dynamics Land Systems.  However, we are clear that Force Protection is in the survivability solutions business.  The most survivable tactical vehicles are and will be central to our future.  And having our future centered on the most survival tactical vehicles is not just about service and support, although that is critically important, it’s about recognizing the evolving threats and customer requirements and providing innovative solutions to meet those threats and requirements.  It’s about providing complete solutions to our customers around the best vehicles.  And it’s about total life cycle support.

Talking about individual platforms, the Buffalo is a long term success for Force Protection and we’re hearing that it’s the most sought after vehicle on the battlefield.  The A2 Buffalo, now being delivered to the United States Army, incorporates substantial upgrades to the earlier Buffalos.  These new vehicles are being deployed to Afghanistan and are performing well.  We expect to be building and delivering Buffalos to the United States Army and other customers for many years to come.

The Cougars in their many forms continue to be outstandingly successful in Iraq and Afghanistan with the United States Marines and Army and with the British, Canadians, and other Allied forces.  With the independent suspension upgrades and other modernization activities, we and our customers continue to prove that these Cougars are tough and adaptable.  Tough enough and adaptable enough to provide the survivability, sustainability, and mobility that’s required wherever the fight.  And almost every enhancement and improvement we have developed for our Cougars can be retrofitted to the thousands of vehicles we have already delivered.

By continuously improving the capability of the variants of our fielded Cougar vehicles we believe that these effective improvements will drive future demand for existing and derivative Cougar variants.  We have received long lead funding for additional Cougar based vehicles for the United Kingdom, and we believe that there are additional international opportunities for Cougar and domestic and international markets for the recently developed Wolfhound.  Later in this call Randy Hutcherson will address these market opportunities and discuss our plans for selling the 50 M-ATV Cheetahs currently in production.

The last thing I wanted to say post M-ATV is in regard to our tactical wheeled platforms is this.  We are not purely relying on our current excellent platforms or standing still in regard to highly survivable tactical vehicles.  Substantial research and development activity and design and testing work has been undertaken on a whole new class of highly survivable tactical vehicles.  As we are continuing with this work we are incorporating the valuable lessons learned from the M-ATV competition.  We see this new vehicle moving survivability and sustainability to the next level and with that there is the prospect of substantial, long-term international demand.  We expect that further information about this vehicle will be available before our next quarterly call.

Now I’ll turn the call over to Charlie to go into more detail on the second quarter results.

Charles Mathis:                  Thank you, Michael, and good afternoon to everyone.  For the second quarter ended June 30, 2009 net sales were $187.1 million versus $340.9 million in the second quarter of 2008.  The reduction in net sales was primarily attributed to the $143.3 million of vehicle shipments in the second quarter of 2008 by General Dynamics Land Systems at zero gross margin.  There were no vehicle sales by GDLS in the second quarter of 2009.  For the quarter we delivered a total of 42 Buffalo, Cougar, and Cheetah vehicles versus 285 total vehicles in the second quarter of 2008, excluding the 300 Cougar vehicles delivered by GDLS.

We shipped only 17 Buffalos in the second quarter of 2009 versus 25 in the second quarter of 2008.  However, we are seeing Buffalo deliveries increase to the higher expected levels as evidenced by the fact we shipped most of the second quarter vehicles in June and have shipped more Buffalos in the month of July than we did for the entire second quarter 2009.

We delivered 22 Cougar variants in the second quarter, primarily the Mastiff to the UK MOD, and the Cougar 6x6 to the Canadian military.  We have delivered only 4 Wolfhound vehicles out of a total order of 98 vehicles and expect these remaining deliveries to be substantially completed by the end of the year.

Net sales for spare parts and logistics services increased to $147.8 million in the second quarter of 2009 compared to $54.6 million in the second quarter of 2008.  All areas in this broad group with Total Life Cycle Support, including spare parts, field service and support, training, sales of ForceArmor external ballistic kits and modernization efforts were higher in the second quarter of 2009 than the second quarter of 2008.  These revenues were strong for the quarter and look to be strong for the remainder of the year.  We have received almost $300 million of orders for the independent suspension kits and installation work and having completed less than 10% of the contract, we expect significant strong sales in the second half of 2009.  Currently, we see revenues for Total Life Cycle Support to be over $550 million which is $100 million more than our previously advised amount.

Our gross profit for the quarter increased by 2.7 percentage points to 13.7% for the second quarter of 2009 versus 11% gross margin for the second quarter of 2008.  This resulted from decreased GDLS subcontract activity in which we recognized no gross margin in the second quarter of 2008.  Excluding the 2008 GDLS subcontract sales, second quarter 2009 gross margins were down due to costs incurred on the M-ATV Cheetah and manufacturing costs associated with fewer vehicles produced, partially offset by a $2.1 million reduction of a definitization reserve on previously shipped Ridgeback vehicles.

We are obviously disappointed with this quarter’s gross margin.  Although we had significantly more vehicle deliveries in the first quarter and expect significantly more vehicle deliveries in the third and fourth quarters as compared to the second quarter 2009, we realize the need to reduce costs and are implementing a number of cost reduction initiatives to ensure we achieve higher gross margins in the future.

For the quarter total general and administrative expenses were $20.2 million versus $21.5 million in the second quarter of 2008.  In the second quarter of 2009 we incurred approximately $2.5 million less non-recurring legal and other service expenses compared to second quarter 2008, partially offset by a $0.7 million impairment in the second quarter of 2009 for certain custom equipment that had no future benefit.  We are still not satisfied with our cost reduction efforts in the area of G&A expenses.  We do have opportunities to decrease in certain areas but are still relying on outside expertise for gaps in our infrastructure.

On the other hand, in the quarter we have significantly strengthened the areas of business development and Total Life Cycle Support, increased our presence in Washington D.C., and incurred other sales and marketing costs which we believe will lead to increased revenue in 2010 and beyond.  We regard these expenses as investments in our future.

Total research and development expenses during the quarter were $4.9 million versus $3 million in the year-ago quarter.  This increase was primarily associated with costs related to the M-ATV competition as well as other product development initiatives, some of which Michael spoke about earlier.  We remain committed to funding research and development programs that may lead to new revenue streams.  Our blast range in Edgefield has been very active in the past quarter and will remain active for the remainder of the year.

For the second quarter of 2009 operating income was $0.6 million versus $12.8 million for the second quarter of 2008.  Earnings per diluted share for the second quarter of 2009 was $0.01 on net income of $0.4 million, versus $0.12 per diluted share on net income of $8.3 million in the second quarter of 2008.  As Michael indicated, we are disappointed in the results for the quarter, but we don’t believe this quarter is representative of the results we expect to achieve for the remainder of 2009.  We are also encouraged about the prospects for 2010.  For the first half of this year we received approximately $500 million of orders compared to $370 million of sales, and therefore our backlog increased by $130 million for the first six months.

Since June 30th we have received additional Buffalo orders and more are expected.  We expect more independent suspension and other modernization upgrade orders, additional UK vehicle orders, orders for which we have just received the long lead funding, and potentially more orders for the ILAV.  Even with expected strong sales in the second half of 2009 we are hopeful that we can continue to increase the backlog as we did the first six months of the year.

Now I’d like to discuss the balance sheet and cash flow statement.  Overall our balance sheet continued to be solid and cash and marketable securities increased to $121.8 million compared to our previous quarter of $119.8.  The one area of the balance sheet which I’d like to provide additional comments relates to the inventories balance, which increased to $139.9 million compared to $88.5 million as of December 31, 2008.  The increase was mainly attributed to two areas.  The first was the increase in finished goods and work and process of $26.4 million which excludes the M-ATV inventory, and $6.1 million respectively.  And secondly there was an increase of M-ATV inventory of $15.2 million.

The increase in finished goods related to inventory ready to be sold or in transit as was the case of the Wolfhound vehicles destined for delivery in the UK.  The increase in work in process related mostly to the Buffalo A2 inventory for vehicles which we have sold or plan on selling in the third quarter.  In addition to the inventory on hand, there was approximately $16.5 million of purchase commitments outstanding relating to the M-ATV vehicles.

As stated, we are actively pursuing opportunities with potential customers to purchase the Cheetah M-ATV vehicles.  To the extent we do not receive orders from customers or determine we will not be able to sell these vehicles, we will have to write off some or all of these costs and commitments which would adversely impact our gross margin and net income.

Net cash provided by operating activities increased 28.2 million during the first half of 2009 compared to the first half of 2008.  For the first half of the 2009 year, net cash provided by operating activities was $18.3 million compared  to net cash used in operating activities of $9.9 million.  Lower net income and higher inventory in the first half of 2009 were offset by higher advance payments on contracts and higher accounts payables compared to the first half of 2008.

With that I’d now like to turn the call back over to Michael.

Michael Moody:                   Thank you, Charlie.  As I indicated earlier, I would now like to ask Randy to talk about our business development opportunities and I’ll conclude our remarks by discussing my thoughts on the strategic direction of the company.  Randy?

Randy Hutcherson:             Thank you, Michael, and good afternoon.  As Michael stated earlier, I’m going to discuss a few areas where we have concentrated efforts to grow our business for the long term.

While Force Protection traditionally has done a good job of focusing on spares and some field service work, the total market for support is much broader than this.  We are now aggressively pursuing a full range of opportunities for aftermarket sale support for our large fielded fleet of vehicles.  We are making all of the necessary investments and putting in place the necessary business processes to ensure we capture and keep this business for all newly fielded vehicles.  This gives us a broader focus as a Survivability Solutions provider with which we can capture the larger Total Life Cycle Support area of the market as well as the up-front vehicle sales sector of the market.

A few examples of this broader focus for growing our business will be helpful in seeing this.  First, we’ve established a presence in Kuwait.  We initially stood up our facility to serve as a forward base to provide spares and technical support for our large deployed fleet of vehicles.  This is creating market share gains for us in areas where we had not been as focused previously.  Our presence in Kuwait is directly responsible for our capture of the actual installation of the ISS suspension upgrade for the Cougars coming out of Iraq in addition to providing the upgrade kits.  We are also in an excellent position to secure upgrade and modernization work for Buffalos as well as additional work on Cougars.  Our presence in Kuwait will also focus our international efforts for vehicle sales into the wider Middle East market.

We have taken this same approach in the UK where we have a rather large fleet of Cougar based vehicles, Mastiff, Ridgeback, and Wolfhound, as well as Buffalos.  We have established Force Protection Europe to act as our designated design authority for UK MOD programs.  This will enable us to provide better support through our joint venture, Integrated Survivability Technologies for modernization upgrades and aftermarket support to this important customer.  Force Protection

Europe has allowed us to regain a portion of the Total Life Cycle Support of our vehicles and will assist in our international efforts to expand sales and support of our vehicles into the European marketplace.

Now I’d like to address our first effort at managing a large US DOD Program of Record, the Buffalo A2 program.  As many of you are aware our vehicle sales to date have been Urgent Operational Need sales.  The Buffalo A2 was started as an Urgent Operational Need program but will transition to a Program of Record reflecting the long term requirement for this vehicle in the Army’s plans for its Route Clearance mission.  As was stated earlier, sales of Buffalo in the second quarter were less than anticipated.  This was a direct result of making some tough decisions early in the quarter to ensure we were ready to execute this program as a Program of Record.  There are greater requirements for a Program of Record than for an Urgent Operational Need program.  The decision we took early in the second quarter to slide delivery of vehicles has put this program on much more solid footing for future production and sustainment and are directly in line with our efforts to improve our business processes for the longer term strength of our company.  The second half of the year will be much better for Buffalo deliveries than the first half, as the month of July has just shown and just as importantly the customer is pleased with the progress we have made on this program.

As for the 50 Cheetah M-ATV vehicles that we had started to produce in the event we were selected for a production order by the US government, we are actively pursuing customers for these vehicles, primarily international but have not ruled out domestic customers.  We still believe in the Cheetah, believe that there is a market for it, and that we will find suitable customers for our Cheetahs.

Finally, we continue to look for opportunities to grow and diversify our business through domestic and international sales of our current vehicles and continue to explore opportunities and other classes of survivable vehicles.  We continue to look for opportunities for additional sales of our ForceArmorTM product line, which was part of the winning M-ATV solution.  While we have not yet received a production order for ForceArmor as a result of the M-ATV program, we continue to work with the prime contractor and the government to provide the best EFP solution for the current threat.  No order for M-ATV EFP kits has been placed yet.  Additionally, as I stated in the beginning of my remarks, we are focused on regaining and growing our share of the Total Life Cycle Support sector of the market through the expansion of our sustainment and maintenance capabilities and through our MRAP training center of excellence in Roxboro, North Carolina.  I will now turn the call back over to Michael.

Michael Moody:                   Thank you, Randy.  As I indicated earlier I’d now like to comment on the strategic direction of Force Protection.  I’ve said before and I’ll restate here that Force Protection’s strategic direction is to diversify our business with a broader range of products and a broader range of customers.  The center of our business is highly survivable tactical vehicles, however, we are in the survivability solutions business, not just a vehicle manufacturer.

As we move forward in implementing our strategic direction it is clear that there are opportunities for us to broaden the company through business development, research and development activities, as well as by acquiring businesses that are related to our current business.  In this regard, there are research and development activities and other activities underway, and we may look to acquisitions in the future.

However, the greatest near-term and strategic opportunities for Force Protection are in finally putting our legacy issues behind us and in fully capitalizing on our existing platforms and products.  By finally putting our legacy issues behind us, I mean ensuring in 2009 that everything is in place to fully support our customers in the future for all products that this company delivered so successfully and so urgently in the past.

And in terms of fully capitalizing on our existing platforms and products, Secretary Gates made it clear in April of this year that IEDs are a threat that we should expect to see in any future conflict and that future vehicles in combat need to incorporate high levels of survivability.  This level of survivability is expected from new vehicle platforms but just as importantly, this is also met by our excellent MRAP vehicles, such as the Cougar.

We are aware that our United States customers and international customers such as the United Kingdom are actively considering the long-term roles for their MRAP vehicles.  But not all MRAPs are created equal.  Customers are looking at the vehicles from each OEM and specific requirements.  In this context the survivability, sustainability and adaptability of Cougar and its variants, such as the Mastiff and the Ridgeback, mean that these vehicles or most of these vehicles are likely to have long term roles with the United States forces and foreign forces for many years after the current conflicts are finished.

Further, as I believe you are aware, in the past Force Protection focused on delivering basic survivable vehicles.  These vehicles were then integrated or sustained elsewhere to meet our customers’ requirements.  We’re claiming that space back.  Not just for new vehicles but also as a long term partner to our customers for the whole life cycle of our vehicles.

There appears to be a belief that our business around spares and sustainment, field service representatives, modernization and Total Life Cycle Support is just a short term opportunity that will wither and die when the current conflicts end.

There also appears to be a belief that our revenue stream needs to be dominated by vehicle sales.  We do not share these views.  We are working to win additional vehicle business for the long term and expect that vehicle sales and vehicle revenues will continue to be an important part of Force Protection.  But so will the long-term revenues from all those activities around Total Life Cycle Support and our long-term involvement with our vehicles and our customers.

Immediate results from focusing on our existing platforms and products include the recent awards for the independent suspension upgrades for approximately two thirds of our Cougar fleet, ensuring that these vehicles remain relevant to the customer and to the fight in Afghanistan.  And importantly in regard to Total Life Cycle Support is the opening of our new facility in Kuwait.  This facility has been established to ensure that we are alongside our customers and can provide the highest levels of operational readiness for the Cougar and Buffalo fielded vehicles.

We talked before about our Roxboro training and capability center.  The center opened just after Memorial Day.  Since that date the center has been fully occupied with maintenance and vehicle operator training.  We will expand the capability of this center and see this facility fulfilling broad training needs for a wide range of vehicles and customers.  To that end operator training on non-Force Protection MRAP vehicles will begin this fall at Roxboro.

Principally in Iraq and Afghanistan but now also in Kuwait, Roxboro, and elsewhere we have more than 350 Force Protection field service representatives serving our customer every day and building our long term involvement with our vehicles and customers.

In conclusion I’d like to reinforce that we’re committed to growing the value of Force Protection for shareholders by capitalizing on our existing vehicles and products while we build a more diversified business driven from a broader range of customers, products, and markets.  I’d now like to invite your questions.

Operator:                              Thank you.  Ladies and gentlemen, at this time we will be conducting a question-and-answer session.  If you would like to ask a question you may press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment it may be necessary to pick up your handset before pressing the star key.  One moment, while we poll for questions.

Our first question comes from the line of Joe Maxa with Dougherty and Company.  Please proceed with your question.

Joe Maxa:                              Thank you.  Michael and Charlie, thanks for giving all the detail on your plans.  Can you give us what you think your base revenue level would be over the next couple of years and how you would get there?

Charles Mathis:                  Sure.  I think that again, as Randy pointed out, the Buffalo A2 being a Program of Record, which we’re really looking at 500 vehicles over the next three to five years, you’re looking at $100 million in the Buffalos.  I think a baseline 4 or $500 million is probably what we’re looking at total with spares, sustainment, training. I don’t want to give any definitive, I guess, guidelines here but that’s kind of the baseline revenues that we would see as a minimum around $400 million.  But obviously looking to grow that and probably if you asked us last year what you thought the revenues would be, we probably told you it was around $400 million.  And I think we’ve nearly met that 400 million.  So with the efforts going on in the business development, the Kuwait activities, the UK, there’s a lot of exciting things going on for the baseline business and looking to grow that and the Total Life Cycle Support, we don’t have those orders yet.  As I mentioned, we look to increase the backlog and we have for the first six months.  So, but just to be conservative as is my nature, Joe, I would say 400 million is the baseline.

Joe Maxa:	400 million total or spares and sustainment?

Charles Mathis:	400 million total.

Joe Maxa:	Okay. And what would be your minimum spares and sustainment? 300 million of that?

Charles Mathis:                  Yes, that whole, total—I would say 200, 250.  There will be vehicle orders in additional to the Buffalo I believe, with the Cougar, Cougar variants, add on the vehicles.  So I think that 200, 250 with the spares and additional add-ons.

Joe Maxa:                              Okay.  And Michael, can you talk a little bit more about, you mentioned a couple of things. The new vehicle that you’re developing or the armoring for it.  Could you give us a little more information on that?  And then secondly, you mentioned examining your relationship with GD, if you could go into more detail.

Michael Moody:                   Okay, in regard to the first question, it is a new vehicle.  It’s not just armoring.  So what we’re doing is we’re developing a completely new class of vehicle.  This is a vehicle that we’re developing in response to a requirement in the United Kingdom, but we see that it has a much broader application.  There are other specific requirements and we certainly see back in the

United States as well.  But there is a substantial amount of work that’s been undertaken.  As I said, we expect to be announcing more details certainly before the next call, but it is a full vehicle which produces high levels of survivability and sustainability and we think it’s a substantial step forward.

In terms of General Dynamics, I think that this is obviously a longstanding relationship going back to the original MRAP orders.  We participated together in M-ATV.  Just from Force Protection’s point of view I think it’s appropriate considering the disappointment around M-ATV, that we go back and examine that relationship, determine if proceeding with it in its current form is in the best interest of Force Protection, if some modifications to that business arrangement are worthwhile or if we proceed separately.  So we are really taking opportunity to do that and we’re undertaking that review actively at the moment.

Joe Maxa:                              One last thing on that new vehicle that you talked about.  You did talk—it’s more targeted for international opportunities?  So the UK specifically, or…?

Michael Moody:                   The initial work is being done around a specific requirement in the United Kingdom.  But we believe the vehicle has wide application here domestically in the United States as well as internationally.  The first requirement we are pursuing is in the United Kingdom.

Joe Maxa:	Okay, thank you. I’ll jump back in queue.

Michael Moody:	Thank you.

Operator:                              Our next question comes from the line of Rob Takacs with SunTrust Robinson Humphrey.  Please proceed with your question.

Rob Takacs:                         Good afternoon, guys.  Hey.  Michael, are the long-lead items for the UK that you mentioned beyond the current Ridgeback and Mastiff programs?  And can you quantify anything about those items?

Michael Moody:                   They are an addition to the current orders that we’ve announced.  It’s a significant order.  I’d prefer not to say the numbers, but we certainly see the United Kingdom has a continuing interest in our vehicles across various variants of the Cougar, and obviously the Buffalo as well.  But overall the total additional requirement we could see from the United Kingdom would be the order of about 100 vehicles.

Rob Takacs:                         Okay and this is sort of a macro question.  Do you have a rough order of magnitude, the estimate size by vehicles of the international market?

Randy Hutcherson:	Of the total international market?

Rob Takacs:	Yes, that you would look at penetrating.

Randy Hutcherson:             I don’t know.  There’s—I’m trying to piece the countries together, picking them off in my mind here.  But certainly somewhere in the near-term, somewhere in the 2 to 5,000 vehicle range is a possibility out there. That’s across all classes of these kinds of vehicles and that’s probably in the next, I don’t know, three to five years timeframe.

Rob Takacs:                         Okay, okay.  Thank you.  And then last question, what’s the install base of the Cougars currently deployed to Iraq and Afghanistan, a rough number?

Michael Moody:	The total install base is in the order of about 2,500 to 3,000.

Rob Takacs:	Okay. Thanks for your answers.

Randy Hutcherson:	Thank you.

Michael Moody:	Thank you.

Operator:                              Our next question comes from the line of Christine Bae with Collins Stewart.  Please proceed with your question.

Christine Bae:                     Hi, Charlie.  Could you go over the special one-time items again in the quarter, where they hit COGS and SG&A?

Charles Mathis:                  Yes.  In the G&A was a $700,000 impairment charge that related to some equipment that we determined had no future benefit.  And the R&D portion of the operating expense, it was probably a little over $1 million that related to the M-ATV competition and prototypes.

Christine Bae:                     And then I think Michael said that the total impact of the M-ATV competition was $8 million.  Where does the rest fall into?  Was that all in inventory?

Charles Mathis:                  That’s mostly in the cost of sales.  That’s mostly related to inventory, to ECP changes, to testing on that particular program.  So those were all specific program costs that went to cost of sales.

Michael Moody:	So you’ll see them direct, in direct costs. You’ll see them impacting the gross margin.

Christine Bae:	Okay. And then post your cost reduction efforts, what’s your op ex target?

Charles Mathis:                  Lower than where we are now, obviously.  As we talked about before, I mean, we believe that we should be able to take another million to $2 million out of the operating expenses there.  And again, a lot of it is filling the gaps of the infrastructure.  The company grew very, very quickly without the infrastructure in which we had to get outside expertise to fill in these gaps and slowly we’re removing it but it’s just taking longer than we expected and we still want to be compliant.  And we have the government compliance issues that we have to deal with and a number of other things, so that’s why it’s taking longer.  But we do have a plan to reduce those going forward.

Christine Bae:	You mean 1 million to 2 million per quarter?

Charles Mathis:	Yes, I’m sorry.

Michael Moody:	Yes, per quarter.

Christine Bae:	And then, when are you aiming for that to happen?

Michael Moody:	We’re actively pursuing that at the moment so I think you’ll see some impact of that during this year.

Christine Bae:                     Okay, and then related to the M-ATV, you said you had no orders for EFP kits yet.  Was that Force Protection in particular or anybody, everybody?

Randy Hutcherson:	The government has not placed any orders for the EFP B-Kits on the M-ATV contract yet.

Michael Moody:	To anyone.

Randy Hutcherson:	To anyone.

Christine Bae:	Okay, great. Thank you.

Michael Moody:	Thank you.

Operator:                              Our next question comes from the line of Marc Robins with the Robins Group.  Please proceed with your question.

Marc Robins:                       Thank you.  First of all I guess I’d like to know, how do we know that it’s highly likely that ForceArmorTM is going to be used for the M-ATV or do we?  I thought we had a good idea that it was going to be used, or at least the alternatives were very narrow.

Michael Moody:                   ForceArmorTM was submitted as part of the M-ATV submission on the winning vehicle.  So it was certainly part of the vehicle and based on that, there was an expectation that ForceArmorTM would be fitted to the vehicle.   Obviously what’s happening, particularly in Afghanistan, is the threat is evolving.  It’s evolving every day and the government is looking at how that threat’s evolving and ensuring that it’s buying the right solution for the threat.  So that’s really what’s going on Marc.  We are still actively involved.  We are still—one of the things about ForceArmorTM, and I think I’ve said this to shareholders before.  Force ArmorTM is not just a static product. The threat is evolving.  Our research and development is evolving.  We’ve been very successful in maintaining protection against these threats while driving the weight down.  And that’s something that we’re clearly conveying to the government and to the prime.  But the government is really responding to the very challenging situation in Afghanistan.

Marc Robins:                       Okay. And I guess there’s one other—are they—can you tell us if they’re using the form charge that they were using over in Iraq?

Michael Moody:	I’m not quite sure the right way—I’d prefer not to talk about the threats. I’d really...

Marc Robins:	Okay.

Michael Moody:	It’s really very difficult situation but as I said it continues to evolve.

Marc Robins:                       Okay.  You mentioned ILAVs, the potential of manufacturing those.  Maybe I missed something.  Can you say something about that and possibly what’s coming up in the next couple of quarters, the manufacturing of…?

Michael Moody:                   Charlie mentioned it but I’m happy to speak of it.  Do you want to talk to it Randy?

Randy Hutcherson:             We are currently looking at — I think you might be aware that ILAV, we are—actually a sub on that to BAE systems.  They’re the prime on that contract.  We’re looking at an additional, between the two companies, an additional hundred or so vehicles of which 40 plus would be coming to us.  That’s in the near term.  And we expect to see that contract really in the next month or so.  And then there’s discussion amongst various countries that bring the numbers up substantially more than that.  Just discussions at this present time but we are actively engaged with BAE and the government on international sales of the ILAV.

Marc Robins:                       Okay.  Thank you.  You discussed General Dynamics and the relationship there too.  Does it make sense to have kind of an open partnership with more than one major manufacturer, possibly as many as possible?  Or what are some of the other alternatives that you’ve actually considered or can you actually discuss that?

Michael Moody:                   Just willing to make some more general comments.  Certainly it could be a value to have relationships with other folks, but it’s important that Force Protection—Force Protection is not just defined by relationships or partnerships.  Force Protection has enormous value in terms of the work that we’ve done around survivability solutions, our deployed vehicles, the work that we are doing.  Where it’s appropriate certainly we will partner with organizations that can bring us benefit, and we’re prepared to do that.  But we don’t want to see ourselves defined just by partnerships.

Marc Robins:                       And were you knowledgeable of the fact that Popular Mechanics had a little bit of an exposé on some of the work that you and the University of South Carolina was doing on your blast, study on the blast and the cause of damage to brain tissue?

Michael Moody:	I hadn’t seen that, Marc. It’s in Popular Mechanics?

Marc Robins:	Yes. Most recent issue.

Michael Moody:	I will find that.

Marc Robins:                       I’ll send it to you.  It’s pretty interesting and hopefully we’ll get a little more material or information from you folks as to where it’s going and what it really means for our boys and girls overseas.

Michael Moody:                   We absolutely will.  That work is actively ongoing and not only at MUSC itself but on our blast range in our R&D area.  Certainly we’re excited about the activities there and we think that can produce improvements to our vehicles and other products.  But I will certainly find that article and take the opportunity to talk to shareholders in more detail about that.

Marc Robins:                       Good.  I’ll get back into queue.

Michael Moody:                   Thank you.

Operator:                              Our next question comes from the line of Josephine Millward with Dougherty and Company.  Please proceed with your question.

Josephine Millward:	Good afternoon, Michael. Hi, Charles.

Michael Moody:	Josephine, good afternoon. Nice to talk to you.

Josephine Millward:           I wanted to get—can you talk about who might be likely customers of the 50 Cheetahs you have under production and how much time you have to market and sell these vehicles before you have to write them down?

Randy Hutcherson:             I really don’t want to name specific customers but we are—we believe we have very good possibilities of selling them either into South America or into the Middle East, and that’s where we’re concentrating our efforts on those.

Michael Moody:                   In terms of the question of writing down, let me comment on that.  What we’re going to do, Josephine, obviously when we look at our financial statements on a quarterly basis we’re going to assess the progress that’s made in terms of sales of these vehicles and determine that in terms of how we should hold the inventory.  So obviously we’ll look at that in September, we’ll look at it at December.  We are — I’ve asked Randy to regard this as a high priority item for 2009, and we’ll see how much progress can be made.  The other thing I did want to say about the M-ATV Cheetah, although the vehicles are in production they’re not in the late stages of production.  That actually is significantly beneficial in terms of pursuing customers because there is great opportunity here to tailor these vehicles to suit the requirements of particular customers.

Josephine Millward:           So have you stalled production or are you moving forward with production?

Michael Moody:                   We put a hold on the further build of these vehicles until we’re clearer about a requirement from a specific customer.

Josephine Millward:	Okay. That’s very helpful. Thank you.

Michael Moody:	Thank you.

Josephine Millward:           Michael, can you talk a little more about your expansion into Total Life Cycle Support?  Are you targeting just your own vehicles or are you looking to service other vehicles made by other vendors?

Michael Moody:                   We’re targeting first our own vehicles because we think there’s such an opportunity there in terms of making sure that we can provide, and not just the spares, it’s the field service representatives. It’s the training.  It’s the data, it’s everything that we can do as far forward as we can do it.  We do believe if we’re successful as we believe we are in putting together a very strong business model that not only produces high levels of operational readiness but really works from a business case point of view with our customers.  So it gives us an opportunity to pursue other vehicles as well.  We need to have a solid foundation with our vehicles and then look at other opportunities.  That’s certainly in our mind.

Josephine Millward:	In your service contract, are they cost plus or do you—is it fixed price?

Charles Mathis:	They’re firm, fixed price.

Josephine Millward:	They’re all fixed price. Okay. And—

Charles Mathis:	Most are.

Josephine Millward:           Most of them.  Okay, and since, on that note, since you’re upgrading, it looks like the majority of your Cougars with independent suspension, do you expect most of them to go to Afghanistan?  I guess I’m trying to get a better sense of what happens, you know, as we’re drawing down in Iraq, what happens to the maintenance and services of these vehicles, if they’re left behind or what—I don’t know, I don’t think the military has made a decision on what to do with them.  If you can provide a little more color on that, please.

Michael Moody:                   Exactly.  We believe a large number of these will go to Afghanistan.  We do know that independent suspension is being fitted—will over a period of time be fitted to vehicles that are not targeted to go to Afghanistan but certainly the focus initially, and for a large number of these vehicles is to have independent suspensions fitted and have them in Afghanistan.

Josephine Millward:	Great. Thank you very much for that.

Michael Moody:	Thank you, Josephine, thank you.

Operator:                              There are no further questions in the queue.  I’d like to hand it back over to management for closing comments.

Michael Moody:                   Thank you very much.  We really appreciate you joining us for this second quarter call.  As Charlie and I have said, the result itself is disappointing but we’re extremely excited about the opportunities for us and we believe the rest of this year will be a strong year.  So thank you again and we look forward to talking to you next quarter.  Thank you very much.

Operator:                              Ladies and gentlemen, this does conclude today’s teleconference.  Thank you for your participation.  You may disconnect your lines at this time and have a wonderful day.